Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2024 Profit

First Quarter 2024 Summary

●	Q1 2024 pre-tax income of $80 million, net income of $60 million, or $1.45 per diluted share
●	SkyWest took delivery of three of the 20 E175 partner-financed aircraft under a previously announced agreement with United Airlines
●	Block hour production increased 5% in Q1 2024 compared to Q1 2023

ST. GEORGE, UTAH, April 25, 2024 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2024, including net income of $60 million, or $1.45 per diluted share, compared to net loss of $22 million, or $0.45 loss per share, for Q1 2023.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “Our ability to meet our partners’ demand for additional production continues to increase as our captain availability has improved. We are also pleased with how our teams performed under challenging winter conditions during the first quarter.”

Financial Results

Revenue was $804 million in Q1 2024, up $112 million, or 16%, from $692 million in Q1 2023. SkyWest’s block hour production increased 5% in Q1 2024 compared to Q1 2023, which reflects improvements in captain availability since Q1 2023.

For purposes of revenue comparability year-over-year, SkyWest recognized $1 million of previously deferred revenue during Q1 2024 under its flying contracts, compared to deferring $63 million of revenue under its flying contracts during Q1 2023. As of March 31, 2024, SkyWest had cumulative deferred revenue of $366 million on its balance sheet.

Operating expenses were $704 million in Q1 2024, up $7 million, or 1%, from $697 million in Q1 2023. The increase in operating expenses was primarily driven by the 5% increase in block hour production year-over-year, offset by lower aircraft rent expense from early lease buyouts SkyWest executed during 2023.

Capital and Liquidity

SkyWest had $821 million in cash and marketable securities at March 31, 2024, down from $835 million at December 31, 2023.

Total debt at March 31, 2024 was $2.9 billion, down from $3.0 billion at December 31, 2023. Capital expenditures during Q1 2024 were $38 million for the purchase of spare engines and other fixed assets.

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 136,000 shares of common stock for $8.7 million during Q1 2024 at an average price per share of $64.21. As of March 31, 2024, SkyWest had $82 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The anticipated E175 future delivery dates summarized below are based on currently available information and are subject to change.

	2024	2025	2026	Total
Delta Air Lines	1	ꟷ	ꟷ	1
United Airlines(1)	21	7	8	36
Alaska Airlines	ꟷ	1	ꟷ	1
Total	22	8	8	38

(1)	17 of the E175 deliveries scheduled for 2024 are partner-financed.

By the end of 2026, SkyWest is scheduled to operate a total of 278 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 38 million passengers in 2023.

SkyWest will host its conference call to discuss its first quarter 2024 results today, April 25, 2024, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at

https://events.q4inc.com/attendee/364879427. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2024 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding continued recovery from the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as Israel and Hamas, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Loss)

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
OPERATING REVENUES:
Flying agreements	$778,289	$663,838
Lease, airport services and other	25,325	27,993
Total operating revenues	803,614	691,831

OPERATING EXPENSES:
Salaries, wages and benefits	350,999	335,201
Aircraft maintenance, materials and repairs	145,415	142,226
Depreciation and amortization	95,870	94,149
Aircraft fuel	21,164	20,964
Airport-related expenses	20,888	18,295
Aircraft rentals	1,276	19,528
Other operating expenses	68,496	66,172
Total operating expenses	704,108	696,535
OPERATING INCOME (LOSS)	99,506	(4,704)

OTHER INCOME (EXPENSE):
Interest income	11,626	10,033
Interest expense	(29,829)	(33,620)
Other income (loss), net	(1,128)	2,174
Total other expense, net	(19,331)	(21,413)

INCOME (LOSS) BEFORE INCOME TAXES	80,175	(26,117)
PROVISION (BENEFIT) FOR INCOME TAXES	19,877	(4,046)
NET INCOME (LOSS)	$60,298	$(22,071)

BASIC EARNINGS (LOSS) PER SHARE	$1.50	$(0.45)
DILUTED EARNINGS (LOSS) PER SHARE	$1.45	$(0.45)

Weighted average common shares:
Basic	40,299	49,391
Diluted	41,492	49,391

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,
	2024	2023
Cash and marketable securities	$821,164	$835,223
Other current assets	248,197	296,673
Total current assets	1,069,361	1,131,896

Property and equipment, net	5,413,537	5,405,685
Deposits on aircraft	77,282	77,282
Other long-term assets	422,563	411,430
Total assets	$6,982,743	$7,026,293

Current portion, long-term debt	$506,602	$443,869
Other current liabilities	805,694	810,423
Total current liabilities	1,312,296	1,254,292

Long-term debt, net of current maturities	2,389,227	2,562,183
Other long-term liabilities	1,116,317	1,096,316
Stockholders' equity	2,164,903	2,113,502
Total liabilities and stockholders' equity	$6,982,743	$7,026,293

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	March 31, 2024	December 31, 2023	March 31, 2023
E175 aircraft	240	237	236
CRJ900 aircraft	41	41	36
CRJ700 aircraft	105	118	103
CRJ200 aircraft	89	89	116
Total aircraft in service or under contract	475	485	491

As of March 31, 2024, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had 16 CRJ200s that are ready for service under SkyWest Charter (“SWC”) operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended March 31,
Block hours by aircraft type:	2024	2023	% Change
E175s	178,985	160,751	11.3%
CRJ900s	17,392	20,713	(16.0)%
CRJ700s	58,285	52,028	12.0%
CRJ200s	35,139	42,749	(17.8)%
Total block hours	289,801	276,241	4.9%

Departures	169,432	160,623	5.5%
Passengers carried	9,149,453	8,575,870	6.7%
Adjusted flight completion	99.9%	99.7%	0.2	pts
Raw flight completion	97.7%	97.5%	0.2	pts
Passenger load factor	80.8%	80.2%	0.6	pts
Average trip length	461	472	(2.3)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.